Exhibit (a)(5)(C)
Contact: Charles Lambert
Finance Director
Medical Properties Trust, Inc.
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC. AND MPT OPERATING PARTNERSHIP, L.P. ANNOUNCE
RESULTS OF CASH TENDER OFFER FOR MPT OPERATING PARTNERSHIP, L.P.’S OUTSTANDING
9.25% EXCHANGEABLE SENIOR NOTES DUE 2013
     Birmingham, AL — July 14, 2011 — Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) and MPT Operating Partnership, L.P. (the “Operating Partnership”, and together with the Company, “Medical Properties Trust”) today announced the expiration and final results of the previously announced cash tender offer to purchase any and all of the outstanding 9.25% Exchangeable Senior Notes due 2013 (CUSIP Number 55342NAG5) issued by the Operating Partnership at a purchase price of $1,185.29 for each $1,000 principal amount of the exchangeable notes purchased pursuant to the tender offer, plus accrued and unpaid interest to, but not including, the date of payment. The tender offer expired at 12:00 midnight, New York City time, on July 13, 2011 (inclusive of July 13, 2011).
     Pursuant to the tender offer, $69,500,000 aggregate principal amount of the exchangeable notes, representing 84.76% of the aggregate principal amount of the outstanding exchangeable notes prior to the commencement of the tender offer, had been validly tendered and not validly withdrawn. All exchangeable notes validly tendered and not validly withdrawn in the tender offer were accepted for purchase by Medical Properties Trust. Payment of the aggregate consideration of approximately $84,216,992, including accrued and unpaid interest, was made on the exchangeable notes accepted for purchase in accordance with the terms of the tender offer. Medical Properties Trust cancelled all the exchangeable notes it has accepted for purchase, and upon giving effect to such cancellation, $12,500,000 aggregate principal amount of the exchangeable notes remains outstanding. Deutsche Bank Securities Inc. served as dealer manager during the tender offer.
     This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The tender offer was made solely pursuant to the Offer to Purchase dated June 15, 2011 (as amended, the “Offer to Purchase”) and the accompanying Letter of Transmittal, as amended, which were filed by Medical Properties Trust with the Securities and Exchange Commission on June 29, 2011, as exhibits to an amended Tender Offer Statement on Schedule TO. The tender offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.
About Medical Properties Trust, Inc.
Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of Medical Properties Trust or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which Medical Properties Trust operates; the execution of Medical Properties Trust’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “A Warning About Forward-Looking Statements” and “Item 1A. Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as further updated by the Company’s subsequent SEC filings. Except as otherwise required by the federal securities laws, Medical Properties Trust undertakes no obligation to update the information in this press release.